UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 15, 2016

WP GLIMCHER INC.

(Exact name of Registrant as specified in its Charter)

Indiana	001-36252	046-4323686
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (614) 621-9000

N/A

(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 15, 2016 (the “Separation Date”), the employment of Mr. C. Marc Richards as Executive Vice President, Chief Administrative Officer of WP Glimcher Inc. (the “Company” or Registrant”) was terminated without “cause” (as defined in the employment agreement by and among the Company and Mr. Richards, dated as of June 3, 2014, as amended (the “Richards Agreement”)). Mr. Richards is a “named executive officer” (as this term is defined under Instruction No. 4 of Item 5.02 of the Form 8-K Current Report) of the Registrant.

Pursuant to the terms of the Richards Agreement and contingent upon Mr. Richards executing a general release of claims, Mr. Richards shall receive following his termination of employment: (i) a lump sum cash payment equal to the sum of: (A) two times Mr. Richards’ annual base salary in effect immediately prior to the Separation Date and (B) Mr. Richards’ target annual cash bonus for fiscal year 2015 under the Company’s annual incentive cash bonus plan for executive officers and (ii) accelerated vesting of 22,500 unvested LTIP Units under the Series 2014B LTIP Unit Award Agreement by and among Washington Prime Group, L.P. (the “Partnership”), Mr. Richards, and the Company, dated as of August 25, 2014. (the “Award Agreement”). In the general release Mr. Richards executed in connection with the termination of his employment, Mr. Richards forfeited any right to receive any payout of performance-based LTIP Units allocated to Mr. Richards pursuant to the Award Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WP Glimcher Inc.
(Registrant)

Date: January 15, 2016	/s/ Gregory A. Gorospe
Gregory A. Gorospe Executive Vice President, General Counsel & Secretary